Exhibit 99.1

            Antigenics Reports Second Quarter 2003 Financial Results
                             and Recent Highlights


    NEW YORK--(BUSINESS WIRE)--July 23, 2003--Antigenics Inc. (NASDAQ:
AGEN) reported results today for the quarter ended June 30, 2003.
    The company incurred a net loss of $16.6 million, or $0.42 per share, basic and diluted. This is compared with a net loss in the second quarter of 2002 of $14.1 million, or $0.43 per share, basic and diluted. Research and development costs were $12 million in the second quarter of 2003, compared with $10 million for the same period in 2002. The increased losses reflect the further progress of the company's clinical product candidates including Oncophage(R) (HSPPC-96), Antigenics' lead product candidate in Phase III development, AG-858 and Aroplatin(TM), along with the evolution of other development projects. Cash, cash equivalents and short-term investments equaled $83.7 million on June 30, 2003.
    "With the attainment of our initial enrollment target in the Oncophage Phase III renal cell carcinoma trial and the initiation of our AG-858 Phase II trial for chronic myelogenous leukemia, we continue to move towards commercialization," said Garo H. Armen, PhD, chairman and CEO of Antigenics.

    Recent Highlights

    -- Antigenics made significant progress with the enrollment of the Phase III clinical trial of Oncophage in the treatment of renal cell carcinoma (RCC), the most common type of kidney cancer. The trial, taking place at 132 centers worldwide and involving more than 650 patients, is one of the most extensive RCC studies to date as well as one of the largest clinical trials of any patient-specific treatment tested. Antigenics has met the initial enrollment target for this trial and expects to meet its target for randomization over the next two weeks.

    -- Antigenics began a 120-patient Phase II trial of AG-858 cancer vaccine in chronic myelogenous leukemia, to be conducted at leading medical centers in the United States and the United Kingdom.

    -- Five abstracts were presented at the 39th annual meeting of the American Society of Clinical Oncology, including updated results from an ongoing pilot study of AG-858 in combination with Gleevec(TM) (imatinib mesylate, Novartis) for treatment of chronic myelogenous leukemia, presented in an oral session. Antigenics also announced interim results in poster sessions from four clinical trials: two Phase II studies demonstrating that treatment with Oncophage was associated with clinical and immunological response in both RCC and non-Hodgkin's lymphoma and two clinical trials conducted at Memorial Sloan-Kettering Cancer Center evaluating cancer vaccines containing Antigenics' QS-21 immune stimulant.

    -- Two abstracts were accepted for presentation - one in an oral session and one in a poster session - at the 12th annual
        European Cancer Conference to be held in Copenhagen on September 21-25, 2003.

    -- Antigenics received a Small Business Innovation Research grant from the National Institutes of Health to study the potential application of heat shock protein technology in tuberculosis.

    Conference Call Information

    Antigenics executives, including Chairman and CEO Garo Armen, PhD, and Chief Medical Officer Jonathan Lewis, MD, PhD, will host a conference call at 11:00 AM ET today. To access the live call, dial
877.416.2362 (domestic) or 706.679.3850 (international); the access code is 902833. The call will also be webcast and will be accessible from the company's website at www.antigenics.com/investors/. A replay will be available approximately two hours after the call through midnight ET on August 6, 2003. The replay number is 800.642.1687 (domestic) or 706.645.9291 (international), and the access code is 902833. The replay will also be available at www.antigenics.com.

    About Antigenics

    Antigenics is working to develop personalized immunotherapeutics and revolutionary treatments for cancers, infectious diseases and autoimmune disorders. The company's lead product candidate is Oncophage, a personalized cancer vaccine being evaluated in several indications, including kidney cancer and metastatic melanoma. Antigenics' portfolio also includes AG-858, a personalized cancer vaccine in Phase II development; Aroplatin and ATRA-IV, two Phase II liposomal chemotherapeutics; and AG-702/AG-70X, a Phase I genital herpes immunotherapeutic.

    This press release contains forward-looking statements, including the statements regarding producing clinical data from three separate product programs and developing treatments for cancers, infectious diseases and autoimmune disorders. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, that we may not be able to enroll sufficient numbers of patients in our clinical trials; that enrollment rates may be slower than we expect; that our clinical trials may not demonstrate that our products are both safe and more effective than current standards of care; that we may be unable to obtain the regulatory approvals necessary to conduct additional clinical trials or to market products; that we may fail to adequately protect our intellectual property or are determined to infringe on the intellectual property of others; and the factors described in the company's periodic filings with the Securities and Exchange Commission. Please see Exhibit 99.1 of the Antigenics Quarterly Report on Form 10-Q for the quarter ending March 31, 2003, for a full discussion of these and other risk factors. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

              Summary Consolidated Financial Information

              Consolidated Statements of Operations Data
                (in thousands, except per share data)
                              (unaudited)


                                        Three months ended June 30,
                                          2003             2002
                                     --------------------------------

Revenue                                $     955        $     779

Operating expenses:
  Cost of sales                              475              371
  Research and development                11,977            9,957
  General and administrative               5,654            4,880
                                     --------------------------------
     Operating loss                      (17,151)         (14,429)

Other income, net                            532              325
                                     --------------------------------
     Net loss                          $ (16,619)       $ (14,104)
                                     ================================

Net loss per share, basic and diluted  $   (0.42)       $   (0.43)

Weighted average number of shares
outstanding, basic and diluted             39,385           33,066


                   Consolidated Balance Sheet Data
                            (in thousands)
                             (unaudited)

                                   June 30, 2003    December 31, 2002
                                --------------------------------------

Cash, cash equivalents and short-
  term investments                 $    83,707         $    58,725
Total assets                           122,120              89,063
Total stockholders' equity             108,987              77,757


    CONTACT: Antigenics
             Investor Relations: Tanya R. Sripanich, 212/994-8266 tsripanich@antigenics.com
             Corporate Communications: Sunny Uberoi, 212/994-8206 suberoi@antigenics.com